EXHIBIT 10.2

FORM OF HUD SECURITY INSTRUMENT/MORTGAGE/DEED OF TRUST

Security Instrument/ Mortgage/Deed of Trust Section 232	U.S. Department of Housing and Urban Development Office of Residential Care Facilities	OMB Approval No. 2502-0605 (exp. 06/30/2017)

Public reporting burden for this collection of information is estimated to average 0.5 hours. This includes the time for collecting, reviewing, and reporting the data. The information is being collected to obtain the supportive documentation which must be submitted to HUD for approval, and is necessary to ensure that viable projects are developed and maintained. The Department will use this information to determine if properties meet HUD requirements with respect to development, operation and/or asset management, as well as ensuring the continued marketability of the properties. This agency may not collect this information, and you are not required to complete this form, unless it displays a currently valid OMB control number.

Warning: Any person who knowingly presents a false, fictitious, or fraudulent statement or claim in a matter within the jurisdiction of the U.S. Department of Housing and Urban Development is subject to criminal penalties, civil liability, and administrative sanctions.

Recording requested by:

After recording return to:

HEALTHCARE [MORTGAGE,
DEED OF TRUST, DEED TO SECURE DEBT, SECURITY DEED
OR OTHER DESIGNATION AS APPROPRIATE IN JURISDICTION] fill in appropriate designation
ASSIGNMENT OF LEASES, RENTS AND REVENUE
AND SECURITY AGREEMENT
(STATE)

FHA Project Number:
Project Name:

Previous versions obsolete Page 1 form HUD-94000-ORCF (06/2014)

TABLE OF CONTENTS

SECTION		PAGE
1	Definitions	5
2	Uniform Commercial Code Security Agreement	14
3	Control of Deposit Accounts	15
4	Assignment of Leases; Leases Affecting the Mortgaged Property	16
5	Payment of Indebtedness; Performance Under the Loan Documents; Prepayment Premium	17
6	Exculpation	17
7	Deposits for Taxes, Insurance and Other Charges	18
8	Imposition Deposits	19
9	Regulatory Agreement	20
10	Application of Payments	21
11	Compliance with Laws	21
12	Use of Property	21
13	Protection of Lender’s Security	22
14	Inspection	22
15	Books and Records; Financial Reporting	22
16	Taxes; Operating Expenses	23
17	Liens; Encumbrances	23
18	Preservation, Management and Maintenance of the Mortgaged Property	24
19	Property and Liability Insurance	24
20	Condemnation	27
21	Transfers of the Mortgaged Property or Interests in Borrower	27
22	Events of Default	28
23	Remedies Cumulative	29
24	Forbearance	29
25	Loan Charges	30
26	Waiver of Statute of Limitations	30
27	Waiver of Marshalling	30
28	Further Assurances	30
29	Estoppel Certificate	31
30	Governing Law; Consent to Jurisdiction and Venue	31
31	Notice	31
32	Sale of Note; Change in Servicer	32
33	Single Asset Borrower	32
34	Successors and Assigns Bound	33
35	Joint and Several Liability	33
36	Relationships of Parties; No Third Party Beneficiary	33
37	Severability; Amendments	33
38	Rules of Construction	33
39	Loan Servicing	34
40	Disclosure of Information	34

Previous versions obsolete Page 2 form HUD-94000-ORCF (06/2014)

41	No Change in Facts or Circumstances	34
42	Estoppel	34
43	Acceleration; Remedies.	34
44	Federal Remedies	35
45	Remedies for Waste	35
46	Termination of HUD Rights and References	35
47	[Construction Financing]	35
48	Environmental Hazards	36
49	Counterpart Signatures	43
50	[State Law Requirements]	43
51	Attached Exhibits	43

EXHIBIT A – LEGAL DESCRIPTION OF THE LAND          44
EXHIBIT B – MODIFICATION TO THE SECURITY INSTRUMENT...        45

Previous versions obsolete Page 3 form HUD-94000-ORCF (06/2014)

HEALTHCARE [MORTGAGE,
DEED OF TRUST, DEED TO SECURE DEBT, SECURITY DEED,
OR OTHER DESIGNATION AS APPROPRIATE IN JURISDICTION] fill in appropriate designation
ASSIGNMENT OF LEASES, RENTS AND REVENUE AND
SECURITY AGREEMENT
THIS HEALTHCARE [MORTGAGE, DEED OF TRUST, DEED TO SECURE DEBT, SECURITY DEED, OR OTHER DESIGNATION AS APPROPRIATE IN JURISDICTION] fill in appropriate designation, ASSIGNMENT OF LEASES, RENTS AND REVENUE AND SECURITY AGREEMENT, WHICH, FOR AS LONG AS THE LOAN IS INSURED OR HELD BY HUD, SHALL BE DEEMED TO BE THE MORTGAGE AS DEFINED BY PROGRAM OBLIGATIONS (this “Security Instrument”), is made as of this __     __ day of __     __, 20__, [among][between] __     __, a __     __ organized and existing under the laws of __     __, whose address is __     __, as grantor, trustor and borrower (“Borrower”), to __     __, [as trustee (“Trustee”), a __     __ organized and existing under the laws of __     __, OR an individual whose address is __     __, for the benefit of __     __, as beneficiary, and __     __, ] [DELETE PRIOR LANGUAGE CONCERNING A TRUSTEE IF NOT APPLICABLE] as Lender (“Lender”), a __     __ organized and existing under the laws of __     __, whose address is __     __.

[ALTERNATIVE A: DEED OF TRUST GRANTING CLAUSE; DELETE IF NOT APPLICABLE.

Borrower, in consideration of the Indebtedness and the trust created by this Security Instrument, irrevocably grants, conveys and assigns to Trustee and Trustee’s successors and assigns, in trust, with power of sale, the Mortgaged Property, including the Land located in __     __ County, State of __     __ and described in Exhibit A, attached to and incorporated in this Security Instrument, to have and to hold the Mortgaged Property unto Trustee and Trustee’s successors and assigns.]

[ALTERNATIVE B: MORTGAGE GRANTING CLAUSE; DELETE IF NOT APPLICABLE.

Borrower, in consideration of the Indebtedness and the security interest created by this Security Instrument, irrevocably mortgages, grants, conveys and assigns to Lender and Lender’s successors and assigns, with power of sale, the Mortgaged Property, including the Land located in __     __ County, State of __     __ and described in Exhibit A, attached to and incorporated in this Security Instrument, to have and to hold the Mortgaged Property unto Lender and Lender’s successors and assigns.]

[ALTERNATIVE C: DEED TO SECURE DEBT, – GEORGIA ONLY - GRANTING CLAUSE; DELETE IF NOT APPLICABLE.

Previous versions obsolete Page 4 form HUD-94000-ORCF (06/2014)

Borrower, in consideration of the Indebtedness and the security interest created by this Security Instrument, irrevocably grants, conveys and assigns to Lender and Lender’s successors and assigns, with power of sale, the Mortgaged Property, including the Land located in __     __ County, State of Georgia and described in Exhibit A, attached to and incorporated in this Security Instrument, to have and to hold the Mortgaged Property unto Lender and Lender’s successors and assigns. As used in this Security Instrument, the term “Mortgaged Property” is synonymous with the term “Secured Property,” and the term “lien” is synonymous with the term “security interest and title.”]

TO SECURE TO LENDER the repayment of the Indebtedness evidenced by the Note from Borrower payable to Lender dated as of the date of this Security Instrument, and maturing on __     __, 20_     _, in the principal amount of __     __ ($__     __) (the “Loan”), and all renewals, extensions and modifications of the Indebtedness, and the performance of the covenants and agreements of Borrower contained in this Security Instrument and the Note.

Borrower represents and warrants that Borrower is lawfully seized of the Mortgaged Property and has the right, power and authority to mortgage, grant, convey and assign the Mortgaged Property, and that the Mortgaged Property is unencumbered except for easements and restrictions listed in a schedule of exceptions to coverage in any title insurance policy issued to Lender contemporaneously with the execution and recordation of this Security Instrument and insuring Lender’s interest in the Mortgaged Property. Borrower covenants that Borrower shall warrant and defend generally such title to the Mortgaged Property against all claims and demands, subject to said easements and restrictions.

Covenants. Borrower and Lender covenant and agree as follows:

1.DEFINITIONS. The definition of any capitalized term or word used herein can be found in this Security Instrument, and if not found in this Security Instrument, then found in the Borrower’s Regulatory Agreement and/or in the Note. The following terms, when used in this Security Instrument (including when used in the above recitals), shall have the following meanings:

“Accounts Receivable” means all right, title and interest of Operator in and to the following, in each case arising from the operation of the Healthcare Facility located on the Mortgaged Property in the ordinary course of business: (a) all rights to payment of a monetary obligation, whether or not earned by performance, including, but not limited to, accounts receivable, health-care insurance receivables, Medicaid and Medicare receivables, Veterans Administration receivables, or other governmental receivables, private patient receivables, and HMO receivables, (b) payment intangibles, (c) guaranties, letter-of-credit rights and other supporting obligations relating to the property described in clauses (a) and (b); and (d) all of the proceeds of the property described in clauses (a), (b) and (c). Notwithstanding the foregoing, “Accounts Receivable” shall not include accounts arising from the sale of Operator’s equipment, inventory or other goods, other than accounts arising from the sale of Operator’s inventory in the ordinary course of Operator’s business.

“Affiliate” is defined in 24 C.F.R. 200.215, or any successor regulation.

Previous versions obsolete Page 5 form HUD-94000-ORCF (06/2014)

“Ancillary Agreement” means any separate agreement between Borrower and Lender for the purpose of establishing escrows or replacement reserves for the Mortgaged Property, establishing an account to assure the completion of repairs or improvements specified in such agreement, or any other agreement or agreements between Borrower and Lender which provide for the establishment of any other fund, reserve or account including but not limited to those reserves and escrows required by HUD in connection with construction activity, if any, and those reserves and escrows required by HUD in connection with the Project. Such agreements may include, but are not limited to, any sinking fund agreement, which provides for a depreciation reimbursement account to pay future principal payments under the Note, where Medicaid or third-party reimbursement is on a depreciation plus interest basis; any depreciation reserve fund agreement which provides for an escrow or trust account with an approved custodian or trustee established for replacing equipment and for funding of depreciation in accordance with a schedule approved by HUD.

“Approved Use” means the use of the Project for the operation of the Healthcare Facility as a __     __ [insert type of facility] [with __     __ [beds/units] [of which not less than __     __ [beds/units] are [to be] in use] and such other uses as may be approved in writing from time to time by HUD based upon a request made by Borrower [, Master Tenant] or Operator, but excluding any uses that are discontinued with the written approval of HUD.

“Assisted Living Facility” means a public facility, proprietary facility, or facility of a private nonprofit corporation or association that (1) is licensed and regulated by the State (or if there is no state law providing for such licensing and regulation by the State, by the municipality or other political subdivision) in which the facility is located; (2) makes available to residents supportive services to assist the residents in carrying out activities of daily living, and may make available to residents home healthcare services, such as nursing and therapy; and (3) provides separate dwelling units for residents, each of which may contain a full kitchen and bathroom, and which includes common rooms and other facilities appropriate for the provision of supportive service to the residents of the facility.

“Board and Care Home” means any residential facility providing room, board, and continuous protective oversight that is regulated by a State pursuant to the provisions of Section 1616(e) of the Social Security Act.

“Borrower” means all persons or entities identified as Borrower in the first paragraph of this Security Instrument, together with any successors, heirs, and assigns (jointly and severally). Borrower shall include any person or entity taking title to the Mortgaged Property whether or not such person or entity assumes the Note. Whenever the term “Borrower” is used herein, the same shall be deemed to include the obligor of the debt secured by this Security Instrument, and so long as the Note is insured or held by HUD, shall also be deemed to be the mortgagor as defined by Program Obligations.

“Borrower-Operator Agreement” means any agreement relating to the management and operation of the Healthcare Facility by and between Borrower [or Master Tenant] and Operator, including any Operator Lease.

Previous versions obsolete Page 6 form HUD-94000-ORCF (06/2014)

“Borrower’s Regulatory Agreement” means that certain Healthcare Regulatory Agreement – Borrower relating to the Project, and made by Borrower for the benefit of HUD.

“Building Loan Agreement” means the HUD-approved form of the agreement between Borrower and Lender setting forth the terms and conditions for a HUD-insured construction loan.

“Business Day” means any day other than a Saturday, a Sunday, a federal holiday or other day on which the federal government by law or executive order is closed, or a day on which banking institutions in the State are authorized or obligated by law or executive order to remain closed.

“Contract of Insurance” is defined in 24 C.F.R. Part 232.800(a).

“Covenant Event of Default” is defined in Section 22.

“Event of Default” means a Monetary Event of Default or a Covenant Event of Default, as each is defined in Section 22 and according to the provision of Section 22.

“Fixtures” means all property or goods that become so related or attached to the Land or the Improvements that an interest arises in them under real property law, whether acquired now or in the future, excluding all resident owned goods and property, and including but not limited to: major movable equipment, machinery, equipment (including medical equipment and systems), engines, boilers, incinerators, installed building materials; systems and equipment for the purpose of supplying or distributing heating, cooling, electricity, gas, water, air, or light; antennas, cable, wiring and conduits used in connection with radio, television, computers and computer software, medical systems, security, fire prevention, or fire detection or otherwise used to carry electronic signals; telephone systems and equipment; elevators and related machinery and equipment; fire detection, prevention and extinguishing systems and apparatus; security and access control systems and apparatus; plumbing systems; water heaters, ranges, stoves, microwave ovens, refrigerators, dishwashers, garbage disposals, washers, dryers and other appliances; light fixtures, awnings, storm windows and storm doors; pictures, screens, blinds, shades, curtains and curtain rods; mirrors; cabinets, paneling, rugs and floor and wall coverings; fences, trees and plants; swimming pools; playground and exercise equipment and classroom furnishings and equipment.

“Governmental Authority” means any board, commission, department or body of any municipal, county, state, tribal or federal governmental unit, including any United States territorial government, and any public or quasi-public authority, or any subdivision of any of them, that has or acquires jurisdiction over the Mortgaged Property, including the use, operation or improvement of the Mortgaged Property.

“Healthcare Facility” means that portion of the Project operated on the Land as a Nursing Home, Intermediate Care Facility, Board and Care Home, Assisted Living Facility and/or any other healthcare facility authorized to receive insured mortgage financing pursuant to Section 232 of the National Housing Act, as amended, including any commercial space included in the facility.

Previous versions obsolete Page 7 form HUD-94000-ORCF (06/2014)

“Healthcare Facility Working Capital” means current assets of the Healthcare Facility minus current liabilities of the Healthcare Facility, pursuant to Generally Accepted Accounting Principles, as Program Obligations may further clarify or define.

“HUD” means the U.S. Department of Housing and Urban Development acting by and through the Secretary in the capacity as insurer or holder of the Loan under the authority of the National Housing Act, as amended, the Department of Housing and Urban Development Act, as amended, or any other federal law or regulation pertaining to the Loan or the Project.

“Impositions” is defined in Section 8.

“Imposition Deposits” is defined in Section 8.

“Improvements” means the buildings, structures, and alterations now constructed or at any time in the future constructed or placed upon the Land, including any future replacements and additions.

“Indebtedness” means the principal of, interest on, and all other amounts due at any time under the Note or the Loan Documents, including prepayment premiums, late charges, default interest, and advances to protect the security as provided in the Loan Documents.

“Land” means the estate in realty described in Exhibit A.

“Leases” means any and all Operator Leases, Master Leases, Residential Agreements, and any other present and future leases, subleases, licenses, concessions or grants or other possessory interests now or hereafter in force, whether oral or written, covering or affecting the Project, or any portion of the Project, and all modifications, extensions or renewals. Any ground lease to the Borrower creating a leasehold interest in the Land that is security for the Loan is not included in this definition.

“Lender” means the entity identified as “Lender” in the first paragraph of this Security Instrument, or any subsequent holder of the Note, and whenever the term “Lender” is used herein, the same shall be deemed to include the obligee, or the Trustee(s) and the beneficiary of this Security Instrument, and so long as the Loan is insured or held by HUD, shall also be deemed to be the mortgagee as defined by Program Obligations.

“Lien” is defined in Section 17.

“Loan” is defined in the opening paragraphs of this Security Instrument.

“Loan Application” is defined in Section 41.

“Loan Documents” means this Security Instrument, the Note, the Borrower’s Regulatory Agreement [, the Master Tenant’s Regulatory Agreement, the Operator’s Regulatory Agreement,] and all other agreements, instruments, and documents which are now existing or are in the future required by, delivered to, and/or assigned to Lender and/or HUD in connection with or related to

Previous versions obsolete Page 8 form HUD-94000-ORCF (06/2014)

the Loan, whether executed or delivered by or on behalf of Borrower or Operator [or Master Tenant], as such documents may be amended from time to time, provided that the Borrower-Operator Agreement [and the Master Lease], and any amendments thereto shall not be considered Loan Documents.

[“Master Lease” means that certain [Name of Master Lease], in which the Healthcare Facility is aggregated with other HUD-insured healthcare facilities and leased to the Master Tenant.]

[“Master Tenant” means __     __, a __     __ organized and existing under the laws of __     __, the master tenant pursuant to the Master Lease.]

[“Master Tenant’s Regulatory Agreement” means that certain Healthcare Regulatory Agreement – Master Tenant, relating to the Project and entered into by Master Tenant for the benefit of HUD.]

“Monetary Event of Default” is defined in Section 22.

“Mortgaged Property” means all of Borrower’s present and future right, title and interest in and to all of the following, whether now owned or held or later acquired:

(1)	the Land;

(2)	the Healthcare Facility;

(3)	the Improvements;

(4)	the Fixtures;

(5)	the Personalty;

(6)
all current and future rights, including air rights, development rights, zoning rights and other similar rights or interests, easements, tenements, rights-of-way, strips and gores of land, streets, alleys, roads, sewer rights, waters, watercourses, and appurtenances related to or benefiting the Land or the Improvements, or both, and all rights-of-way, streets, alleys and roads which may have been or may in the future be vacated;

(7)
all insurance policies covering any of the Mortgaged Property, and all proceeds paid or to be paid by any insurer of the Land, the Improvements, the Fixtures, the Personalty or any other part of the Mortgaged Property, whether or not Borrower obtained the insurance pursuant to Lender’s requirement;

(8)
all awards, payments and other compensation made or to be made by any Governmental Authority with respect to the Land, the Improvements, the Fixtures, the Personalty or any other part of the Mortgaged Property, including any awards or settlements resulting from condemnation proceedings or the total or partial taking of the Land, the Improvements, the Fixtures, the Personalty or any other part of the Mortgaged Property

Previous versions obsolete Page 9 form HUD-94000-ORCF (06/2014)

under the power of eminent domain or otherwise and including any conveyance in lieu thereof;

(9)
all contracts, options and other agreements for the sale of the Land, the Improvements, the Fixtures, the Personalty or any other part of the Mortgaged Property entered into by Borrower now or in the future, including cash or securities deposited to secure performance by parties of their obligations;

(10)
all proceeds (cash or non-cash), liquidated claims or other consideration from the conversion, voluntary or involuntary, of any of the Mortgaged Property and the right to collect such proceeds, liquidated claims or other consideration;

(11)	all revenue generated by any portion of the Mortgaged Property and any Leases;

(12)
all earnings, royalties, instruments, accounts (including any deposit accounts), Accounts Receivable, supporting obligations, issues and profits from the Land, the Improvements, the Healthcare Facility, or any other part of the Mortgaged Property, and all undisbursed proceeds of the Loan;

(13)	all Imposition Deposits;

(14)
all refunds or rebates of Impositions by any Governmental Authority or insurance company (other than refunds applicable to periods before the real property tax year in which this Security Instrument is dated);

(15)	any security deposits under any Lease;

(16)	all names under or by which any of the above Mortgaged Property may be operated or known, and all trademarks, trade names, and goodwill relating to any of the Mortgaged Property;

(17)	all deposits and/or escrows held by or on behalf of Lender under Ancillary Agreements;

(18)	all awards, payments, settlements or other compensation resulting from litigation involving the Project;

(19)
any and all licenses, [bed authority, and/or certificates of need; delete when jurisdiction does not permit such a lien] required to operate the Healthcare Facility and receive the benefits and reimbursements under a provider agreement with Medicaid, Medicare, any State or local programs, healthcare insurers or other assistance providers relied upon by HUD to insure this Security Instrument, to the extent allowed by law, and regardless of whether such rights and contracts are held by Borrower or an operator; and

(20)
all receipts, revenues, income and other moneys received by or on behalf of the Healthcare Facility, including all Accounts Receivable, all contributions, donations, gifts, grants, bequests, all revenues derived from the operation of the Healthcare

Previous versions obsolete Page 10 form HUD-94000-ORCF (06/2014)

Facility and all rights to receive the same, whether in the form of Accounts Receivable, contract rights, chattel paper, instruments or other rights whether now owned or held or later acquired by or in connection with the operation of the Healthcare Facility.

“Non-Profit Borrower” means a Borrower that is treated under the firm commitment as a corporation or association organized for purposes other than profit or gain for itself or persons identified therewith, pursuant to Section 501(c)(3) or other applicable provisions of the Internal Revenue Code.

“Note” means the Note executed by Borrower evidencing the Loan described in this Security Instrument, including all schedules, riders, allonges and addenda, as such Note may be amended from time to time.

“Notice” means all notices, demands and other communications under or concerning any of the Loan Documents.

“Nursing Home” means a public facility, proprietary facility, or facility of a private nonprofit corporation or association, licensed or regulated by the State (or, if there is no State law providing for such licensing and regulation by the State, by the municipality or other political subdivision in which the facility is located), for the accommodation of convalescents or other persons who are not acutely ill and not in need of hospital care but who require skilled nursing care and related medical services, in which such nursing care and medical services are prescribed by, or are performed under the general direction of, persons licensed to provide such care or services in accordance with the laws of the State where the facility is located.

“Operator” means, except as otherwise approved by HUD, (i) any single asset entity acceptable to HUD that operates the Healthcare Facility, pursuant to a lease, management agreement, operating agreement, or similar contract with the Borrower, or if the Healthcare Facility is aggregated with other health care facilities in connection with a master lease, with the Master Tenant, or (ii) the Borrower in those circumstances in which the Borrower is directly operating the Healthcare Facility. Where the Project has more than one licensed operator, the use of the singular shall include the plural.

“Operator Lease” means a lease by [Borrower OR Master Tenant] to Operator providing for the operation of the Healthcare Facility.

“Operator’s Regulatory Agreement” means that certain Healthcare Regulatory Agreement – Operator, relating to the Project and entered into by Operator for the benefit of HUD.

“Operator’s Security Agreement” means that certain Operator Security Agreement relating to the Project, and made by Operator.

“Personalty” means all equipment, inventory, and general intangibles associated with the Healthcare Facility and/or the Project. It includes furniture, furnishings, beds, machinery, building

Previous versions obsolete Page 11 form HUD-94000-ORCF (06/2014)

materials, appliances, goods, supplies, tools, books, records (whether in written or electronic form), computer equipment (hardware and software) and other tangible or electronically stored personal property (other than Fixtures) that are owned, leased or used now or in the future in connection with the ownership, management or operation of the Healthcare Facility and/or any other portion of the Project, or are located on the Land or in the Improvements, and any operating agreements relating to the Project, and any surveys, plans and specifications and contracts for architectural, engineering and construction services relating to the Project, and all other intangible property and rights relating to the operation of, or used in connection with, the Project, including all certifications, approvals and governmental permits relating to any activities on the Land. Personalty includes all tangible and intangible personal property used in connection with the Healthcare Facility (such as major movable equipment and systems), accounts, licenses, bed authorities, certificates of need required to operate the Healthcare Facility and to receive benefits and reimbursements under provider agreements with Medicaid, Medicare, State and local programs, payments from healthcare insurers and any other assistance providers; all certifications, permits and approvals, instruments, Rents, lease and contract rights, and equipment leases relating to the use, operation, maintenance, repair and improvement of the Healthcare Facility. Generally, intangibles shall also include all cash and cash escrow funds, such as but not limited to: reserve for replacement accounts, debt service reserve accounts, bank accounts, Residual Receipts accounts, and investments.

“Principal” is defined in 24 C.F.R. 200.215, or any successor regulation.

“Program Obligations” means (1) all applicable statutes and any regulations issued by HUD pursuant thereto that apply to the Project, including all amendments to such statutes and regulations, as they become effective, except that changes subject to notice and comment rulemaking shall become effective only upon completion of the rulemaking process, and (2) all current requirements in HUD handbooks and guides, notices, and mortgagee letters that apply to the Project, and all future updates, changes and amendments thereto, as they become effective, except that changes subject to notice and comment rulemaking shall become effective only upon completion of the rulemaking process, and provided that such future updates, changes and amendments shall be applicable to the Project only to the extent that they interpret, clarify and implement terms in this Security Instrument rather than add or delete provisions from such document. Handbooks, guides, notices, and mortgagee letters are available on HUD’s official website: http://www.hud.gov/offices/adm/hudclips/index.cfm, or a successor location to that site.

“Project” means any and all assets of whatever nature or wherever situated related to the Loan, including without limitation, the Mortgaged Property, any Improvements, and any collateral owned by the Operator securing the Loan.

“Property Jurisdiction” means any applicable jurisdiction in which the Land is located.

“Reasonable Operating Expenses” means expenses that arise from the operation, maintenance and routine repair of the Project, including all payments and deposits required under this Security Instrument and any Loan Document, and comply with the requirements of 24 C.F.R. 232.1007, or successor regulation.

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“Rent” means all rent due pursuant to any Master Lease or Operator Lease, any payments due pursuant to any Residential Agreement, any other lease payments, revenues, charges, fees and assistance payments arising from the operation of the Project, including but not limited to, if and for so long as applicable, workers’ compensation, social security, Medicare, Medicaid, and other third-party reimbursement payments, Accounts Receivable and all payments and income arising from the operation of the Healthcare Facility and/or the provision of services to residents thereof.

“Residential Agreement” means any lease or other agreement between the Operator and a resident setting forth the terms of the resident’s living arrangements and the provision of any related services.

“Residual Receipts” means certain funds held by a Non-Profit Borrower which are restricted in their use by Program Obligations.

“State” means the state of the Property Jurisdiction and may include any of the fifty states of the United States of America, Puerto Rico, the District of Columbia, Guam, the Trust Territory of the Pacific Islands, the American Samoa, and the Virgin Islands.

“Surplus Cash” means any Borrower’s cash remaining in Project-related accounts at the close of business on the last day of the Project’s semi-annual fiscal period, as further described in Program Obligations.

“Taxes” means all taxes, assessments, vault rentals and other charges, if any, general, special or otherwise, including all assessments for schools, public betterments and general or local improvements, which are levied, assessed or imposed by any public authority or quasi-public authority, and which, if not paid, could become a lien on the Land or the Improvements.

“Waste” means a failure to keep the Project in decent, safe and sanitary condition and in good repair. Waste also means the failure to meet certain financial obligations regarding the payment of Taxes and the relinquishment of the possession of Rents. During any period in which HUD insures the Loan or holds a security interest on the Mortgaged Property, Waste is committed when, without Lender’s and HUD’s express written consent, Borrower:

(1)	physically changes, or permits changes to, the Mortgaged Property, whether negligently or intentionally, in a manner that reduces its value;

(2)	fails to maintain the Mortgaged Property in decent, safe, and sanitary condition and in good repair;

(3)	fails to pay, or cause to be paid, before delinquency any Taxes secured by a lien having priority over this Security Instrument;

(4)
materially fails to comply with covenants in the Note, this Security Instrument, Borrower’s Regulatory Agreement, or any Loan Document, respecting physical care, maintenance, construction, abandonment, demolition, or insurance against casualty of the Mortgaged Property; or

Previous versions obsolete Page 13 form HUD-94000-ORCF (06/2014)

(5)	retains possession of Rents to which Lender or its assigns have the right of possession under the terms of the Loan Documents.

“UCC Collateral” means any Mortgaged Property which, under applicable law, may be subject to a security interest under the UCC, whether acquired now or in the future, and all products and cash proceeds and non-cash proceeds thereof.

2.UNIFORM COMMERCIAL CODE SECURITY AGREEMENT.

(a)This Security Instrument is also a security agreement under the Uniform Commercial Code (“UCC”) for any of the Mortgaged Property which is UCC Collateral, and Borrower hereby grants to Lender a security interest in the UCC Collateral. Borrower hereby authorizes Lender to file financing statements, continuation statements and amendments, including any deposit account control agreements or similar agreements, in such form as Lender may require to perfect or continue the perfection of this security interest. Borrower agrees to enter into any agreements, in form as Lender may require that the UCC requires to perfect and continue perfection of Lender’s security interest in the portion of UCC Collateral that requires Lender control to attain such perfection. Borrower shall pay all filing costs and all costs and expenses of any record searches for financing statements that Lender may require. Without the prior written consent of Lender and HUD, Borrower shall not create or permit to exist any other lien or security interest in any of the UCC Collateral. Borrower represents and warrants to Lender that, except for UCC filings disclosed to Lender and HUD that are to be released in connection with the closing of the Loan or otherwise consented to in writing by Lender and HUD, no UCC filings have been made against Borrower, the UCC Collateral, the Mortgaged Property, or the Project prior to the initial or initial/final endorsement of the Note by HUD, and Borrower has taken and shall take no action that would give rise to such UCC filings, except for any UCC filings in connection with the acquisition of any Personalty that has been approved in writing by HUD. Borrower also represents and warrants to Lender that, except in connection with any Accounts Receivable financing as approved by Lender and HUD or as otherwise permitted by Lender and HUD, Borrower has not entered into, and will not enter into, nor has it permitted nor will it permit, Operator or Master Tenant or any management agent, as applicable, to enter into any agreement with any party other than Lender in conjunction with the present Loan transaction that allows for the perfection of a security interest in any portion of the UCC Collateral. Borrower will promptly notify Lender of any change in its business or principal location, name, or other organizational change that would require a filing under the UCC to continue perfection of Lender’s interest, and hereby authorizes Lender to file, and will assist Lender in filing, any forms necessary to continue the effectiveness of existing financing statements or for perfection of Lender’s security interest. If an Event of Default has occurred and is continuing, Lender shall have the remedies of a secured party under the UCC, in addition to all remedies provided by this Security Instrument or existing under applicable law. In exercising any remedies, Lender may exercise its remedies against the UCC Collateral separately or together, and in any order, without in any way affecting the availability of Lender’s other remedies. This Security Instrument constitutes a fixture filing financing statement with respect to any part of the Mortgaged Property which is or may become a Fixture and which shall be filed in the local real estate records.

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(b)In addition, to the extent the UCC Collateral may exclude any of the Mortgaged Property, Borrower hereby grants to Lender a security interest in any and all of the present or hereafter acquired Mortgaged Property, and all products, cash proceeds and non-cash proceeds thereof.

(c)The Borrower acknowledges and agrees that, in applying the law of any jurisdiction that at any time enacts all or substantially all of the uniform provisions of Revised Article 9 of the UCC (1999 Official Text, as amended), the definition of Mortgaged Property and the above collateral description covers all assets of Borrower.

3.CONTROL OF DEPOSIT ACCOUNTS. As part of the consideration for the Indebtedness, Borrower has executed, or has caused Operator [or Master Tenant] to execute, one or more deposit account control agreements or similar agreements in a form approved by Lender and HUD, pursuant to which Borrower, [Master Tenant,] or Operator, as applicable, acknowledges Lender as a secured party, and grants to Lender control (as defined in Section 9-104 of the UCC) of one or more deposit accounts of the Project and all cash, moneys and other property on deposit from time to time therein. Lender shall exercise such control in accordance with such deposit account control agreements or similar agreements, and Borrower shall continue to execute or cause to be executed such deposit account control agreements or similar agreements with respect to the Project’s accounts as required by Lender and HUD.

4.ASSIGNMENT OF LEASES; LEASES AFFECTING THE MORTGAGED PROPERTY.

(a)    As part of the consideration for the Indebtedness, Borrower absolutely and unconditionally assigns and transfers to Lender all of Borrower’s rights, title and interest in, to and under the Leases, including Borrower’s right, power and authority to modify the terms of any such Lease, or extend or terminate any such Lease. It is the intention of Borrower to establish a present, absolute and irrevocable transfer and assignment to Lender of all of Borrower’s right, title and interest in, to and under the Leases. Borrower and Lender intend this assignment of the Leases to be immediately effective and to constitute an absolute present assignment and not an assignment for additional security only. For purposes of giving effect to this absolute assignment of the Leases, and for no other purpose, the Leases shall not be deemed to be a part of the Mortgaged Property. However, if this present, absolute and unconditional assignment of Leases is not enforceable by its terms under the laws of the Property Jurisdiction, then the Leases shall be included as a part of the Mortgaged Property and it is the intention of Borrower that in this circumstance this Security Instrument create and perfect a lien on the Leases in favor of Lender, which lien shall be effective as of the date of this Security Instrument.

(b)Until Lender gives Notice to Borrower of Lender’s exercise of its rights under this Section 4, Borrower shall have all rights, power and authority granted to Borrower under any Lease (except as otherwise limited by this Section or any other provision of this Security Instrument), including the right, power and authority to modify the terms of any Lease or extend or terminate any Lease as such rights are limited or affected by the terms of the Loan Documents and Program Obligations. Upon the occurrence of an Event of Default and throughout its continuation, the

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permission given to Borrower pursuant to the preceding sentence to exercise its rights, power and authority under Leases shall automatically terminate. Should such Event of Default be subsequently cured, the Borrower’s aforesaid permission shall be reinstated. Borrower shall comply with and observe Borrower’s obligations under all Leases, including Borrower’s obligations, if any, pertaining to the maintenance and disposition of security deposits.

(c)Borrower acknowledges and agrees that the exercise by Lender, either directly or by its designee, of any of the rights conferred under this Section 4 shall not be construed to make Lender a lender-in-possession of the Mortgaged Property so long as Lender, or an authorized agent of Lender, has not entered into actual possession of the Land and the Improvements. The acceptance by Lender of the assignment of the Leases pursuant to Section 4(a) shall not at any time or in any event obligate Lender to take any action under this Security Instrument or to expend any money or to incur any expenses. Lender shall not be liable in any way for any injury or damage to person or property sustained by any person or persons, firm or corporation in or about the Mortgaged Property unless Lender is a lender-in-possession. Prior to Lender’s actual entry into and taking possession of the Mortgaged Property, Lender shall not (1) be obligated to perform any of the terms, covenants and conditions contained in any Lease (or otherwise have any obligation with respect to any Lease); (2) be obligated to appear in or defend any action or proceeding relating to the Lease or the Mortgaged Property; or (3) be responsible for the operation, control, care, management or repair of the Mortgaged Property or any portion of the Mortgaged Property. The execution of this Security Instrument by Borrower shall constitute conclusive evidence that all responsibility for the operation, control, care, management and repair of the Mortgaged Property is and shall be that of Borrower, prior to such actual entry and taking of possession.

(d)Upon delivery of Notice by Lender to Borrower of Lender’s exercise of Lender’s rights under this Section 4 at any time after the occurrence of an Event of Default, and without the necessity of Lender entering upon and taking and maintaining control of the Mortgaged Property directly, by a receiver, or by any other manner or proceeding permitted by the laws of the Property Jurisdiction, Lender immediately shall have all rights, powers and authority granted to Borrower under any Lease, including the right, power and authority to modify the terms of any such Lease, or extend or terminate any such Lease.

(e)Borrower shall not receive or accept, nor permit Operator to receive or accept, Rent under any Lease (whether residential or non-residential) for more than two months in advance.

5.PAYMENT OF INDEBTEDNESS; PERFORMANCE UNDER THE LOAN DOCUMENTS; PREPAYMENT PREMIUM. Borrower shall pay the Indebtedness when due in accordance with the terms of the Note and this Security Instrument and shall perform, observe and comply with all other provisions of the Note and this Security Instrument. Borrower shall pay a prepayment premium in connection with certain prepayments of the Indebtedness, including a payment made after Lender’s exercise of any right of acceleration of the Indebtedness, as provided in the Note.

6.EXCULPATION. Except for personal liability expressly provided for in this Security Instrument or in the Note or in the Borrower’s Regulatory Agreement, the execution of

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the Note shall impose no personal liability upon Borrower and [LIST THE INDIVIDUALS/ENTITIES LISTED IN SECTION 38 OF THE BORROWER’S REGULATORY AGREEMENT] for payment of the Indebtedness evidenced thereby and in the Event of Default, the holder of the Note shall look solely to the Mortgaged Property in satisfaction of the Indebtedness and will not seek or obtain any deficiency or personal judgment against Borrower and [LIST THE INDIVIDUALS/ENTITIES LISTED IN SECTION 38 OF THE BORROWER’S REGULATORY AGREEMENT], except such judgment or decree as may be necessary to foreclose or bar its interest in the Mortgaged Property and all other property mortgaged, pledged, conveyed or assigned to secure payment of the Indebtedness; provided, that nothing in this Section 6 of this Security Instrument and no action so taken shall operate to impair any obligation of Borrower under the Borrower’s Regulatory Agreement.

7.DEPOSITS FOR TAXES, INSURANCE AND OTHER CHARGES.

(a)Borrower shall pay to and deposit with Lender, or shall cause Operator to pay or deposit with Lender, together with and in addition to the monthly payments of interest or of principal and interest payable under the terms of the Note on the first day of each month after the commencement of amortization under the Note, and continuing until the debt secured hereby is paid in full, the following sums:

(1)
an amount sufficient to provide Lender with funds to pay the next mortgage insurance premium if this Security Instrument and the Note are insured by HUD, or a monthly service charge, if they are held by HUD, as follows:

(i)
If and so long as the Note is insured under the provisions of the National Housing Act, as amended, an amount sufficient to accumulate in the hands of Lender one month prior to its due date the annual mortgage insurance premium; or

(ii)
If and so long as the Note and this Security Instrument are held by HUD, a monthly service charge in an amount equal to the lesser of the amount permitted by law or the amount set forth in Program Obligations computed for each successive year beginning with the first day of the month following the date of this Security Instrument, or the first day of the month following assignment, if the Note and this Security Instrument are assigned to HUD without taking into account delinquencies or prepayment; and

(2)
a sum equal to the ground rents, if any, next due, plus the premiums that will next become due and payable on policies of fire and other property insurance covering the premises covered hereby, plus water rates, Taxes, municipal/government utility charges and special assessments next due on the premises covered hereby (all as estimated by Lender) less all sums already paid therefore divided by the number of months to the date when such ground rents, premiums, water rates, Taxes, municipal/utility charges and special

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assessments will become delinquent, such sums to be held by Lender in trust to pay said ground rents, premiums, water rates, Taxes, and special assessments;

(3)
provided that, all payments and deposits mentioned in the two preceding subsections of this Section and all payments to be made under the Note shall be added together and the aggregate amount thereof shall be paid each month in a single payment or deposit to be applied by Lender to the following items in the order set forth:

(i)	mortgage insurance premium charges under the Contract of Insurance;

(ii)	ground rents, if Lender has required them to be escrowed with Lender, Taxes, special assessments, water rates, municipal/government utility charges, fire and other property insurance premiums;

(iii)	interest on the Note; and

(iv)	amortization of the principal of the Note.

(b)Borrower shall pay to and deposit, or shall cause Operator to pay or deposit, with Lender all other escrows and deposits, including any reserves for replacements.

(c)Borrower shall deposit with Lender any other amounts as may be required by any Ancillary Agreement and shall perform all other obligations of Borrower under each Ancillary Agreement. Ancillary Agreement deposits shall be held in an institution (which may be Lender, if Lender is such an institution) whose deposits or accounts are insured or guaranteed by a federal agency and in accordance with Program Obligations.

8.IMPOSITION DEPOSITS.

(a)In the event Borrower or Operator fails to pay any sums provided for in this Security Instrument, Lender, at its option, may pay the same. Any excess funds accumulated under Section 7(a) remaining after payment of the items therein mentioned, shall be credited to subsequent monthly payments of the same nature required thereunder; but if any such item shall exceed the estimate therefore, or if Borrower or Operator shall fail to pay any other governmental or municipal charge, Borrower shall forthwith, or shall cause Operator to forthwith, make good the deficiency or pay the charge before the same become delinquent or subject to interest or penalties and in default thereof Lender may pay the same. All sums paid or advanced by Lender and any sums which Lender may be required to advance to pay mortgage insurance premiums shall be added to the Indebtedness and shall bear interest from the date of payment at the rate specified in the Note and shall be due and payable on demand. In case of termination of the Contract of Insurance by prepayment of the Indebtedness in full or otherwise (except as hereinafter provided), accumulations under Section 7(a) not required to pay sums due under Section 7(a)(3) shall be credited to Borrower. If the

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Mortgaged Property is sold under foreclosure or is otherwise acquired by Lender after an Event of Default, any remaining balance of the accumulations under Section 7(a) shall be credited to the principal under the Note as of the date of the commencement of foreclosure proceedings or as of the date the Mortgaged Property is otherwise acquired; and accumulations under Section 7 shall be likewise credited unless required to pay sums due HUD under Section 7(a)(3). The amounts deposited under Section 7 and Section 8 are collectively referred to in this Security Instrument as the “Imposition Deposits”. The obligations of Borrower for which the Imposition Deposits are required are collectively referred to in this Security Instrument as “Impositions”. The amount of the Imposition Deposits shall be sufficient to enable Lender to pay applicable Impositions before the last date upon which such payment may be made without any penalty or interest charge being added. Lender shall maintain records indicating how much of the monthly Imposition Deposits and how much of the aggregate Imposition Deposits held by Lender are held for the purpose of paying Taxes, insurance premiums and each other obligation of Borrower for which Imposition Deposits are required. Any waiver by Lender of the requirement that Borrower remit Imposition Deposits to Lender may be revoked by Lender, in Lender’s discretion, at any time upon Notice to Borrower.

(b)Imposition Deposits shall be held in accounts insured or guaranteed by a federal agency and in accordance with Program Obligations. Lender shall apply the Imposition Deposits to pay Impositions so long as no Event of Default has occurred and is continuing. Unless required by Program Obligations, Lender shall not be required to pay Borrower any interest, earnings or profits on the Imposition Deposits with the exception of the reserve for replacements account or Residual Receipts account (if any). Borrower hereby pledges and grants to Lender a security interest in the Imposition Deposits as additional security for all of Borrower’s obligations under this Security Instrument and the Note. Any amounts deposited with Lender under Section 7 shall not be trust funds, nor shall they operate to reduce the Indebtedness.

(c)If Lender receives a bill or invoice for an Imposition, Lender shall pay the Imposition from the Imposition Deposits held by Lender. Lender shall have no obligation to pay any Imposition to the extent it exceeds Imposition Deposits then held by Lender. Lender may pay an Imposition according to any bill, statement or estimate from the appropriate public office or insurance company without inquiring into the accuracy of the bill, statement or estimate or into the validity of the Imposition.

(d)If at any time the amount of the Imposition Deposits held by Lender (other than the reserves for replacements or Residual Receipts, if any) for payment of a specific Imposition exceeds the amount reasonably deemed necessary by Lender plus one-sixth of such estimate, the excess shall be credited against future installments of Imposition Deposits. If at any time the amount of the Imposition Deposits held by Lender for payment of a specific Imposition is less than the amount reasonably estimated by Lender to be necessary plus one-sixth of such estimate, Borrower shall pay to Lender the amount of the deficiency within fifteen (15) days after Notice from Lender.

9.REGULATORY AGREEMENT.

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(a)Borrower and HUD have executed the Borrower’s Regulatory Agreement, which is incorporated in and made a part of this Security Instrument. In addition, and without limiting the generality of the foregoing, Borrower will deliver to Lender copies of all reports, financial statements and other information which the Borrower is obligated to provide to HUD pursuant to the Borrower’s Regulatory Agreement or otherwise pursuant to the Loan Documents or Program Obligations, not later than the earlier of (i) the date such reports, financial statements or other information are required to be delivered to HUD or (ii) ten (10) days after the Lender or HUD make a request for a report, financial statement or other information. Upon an Event of Default under the Borrower’s Regulatory Agreement and upon the request of HUD, Lender, at its option, may declare an Event of Default of this Security Instrument.

(b)Borrower shall require Operator to comply with the terms of the Operator’s Regulatory Agreement and shall set forth such requirements, or cause such requirements to be set forth, in any Borrower-Operator Agreement. [Borrower shall require Master Tenant to comply with the terms of the Master Tenant’s Regulatory Agreement and shall set forth such requirements in any Master Lease.]

10.APPLICATION OF PAYMENTS. If at any time Lender receives, from Borrower or otherwise, any amount applicable to the Indebtedness which is less than all amounts due and payable at such time, Lender must apply that payment to amounts then due and payable in the manner and in the order set forth in Section 7(a)(3). Neither Lender’s acceptance of an amount that is less than all amounts then due and payable nor Lender’s application of such payment in the manner authorized shall constitute or be deemed to constitute either a waiver of the unpaid amounts or an accord and satisfaction. Notwithstanding the application of any such amount to the Indebtedness, Borrower’s obligations under this Security Instrument and the Note shall remain unchanged.

11.COMPLIANCE WITH LAWS. Borrower shall comply with all applicable: laws; ordinances; regulations; requirements of any Governmental Authority; lawful covenants and agreements recorded against the Mortgaged Property; so long as the Loan is insured or held by HUD, the Borrower’s Regulatory Agreement, and Program Obligations including lead-based paint maintenance requirements of 24 C.F.R. Part 35, subpart G, and any successor regulations; including but not limited to those of the foregoing pertaining to: health and safety; construction of Improvements on the Mortgaged Property; fair housing; civil rights; zoning and land use; Leases; and maintenance and disposition of security deposits; and, with respect to all of the foregoing, all subsequent amendments, revisions, promulgations or enactments. Borrower shall at all times maintain records sufficient to demonstrate compliance with the provisions of this Section 11. Borrower shall take appropriate measures to prevent, and shall not engage in or knowingly permit, any illegal activities at the Mortgaged Property, including those that could endanger residents or visitors, result in damage to the Mortgaged Property, result in forfeiture of the Mortgaged Property, or otherwise impair the lien created by this Security Instrument or Lender’s interest in the Mortgaged Property. Borrower represents and warrants to Lender that no portion of the Mortgaged Property has been or will be purchased with the proceeds of any illegal activity.

12.USE OF PROPERTY. Unless permitted by applicable law and approved by Lender, Borrower shall not (a) allow changes in the use for which all or any part of the Mortgaged Property

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is being used at the time this Security Instrument was executed, (b) convert any individual dwelling units or common areas to commercial use, (c) initiate or acquiesce in a change in the zoning classification of the Mortgaged Property that results in any change in permitted use that was in effect at the time of initial/final endorsement, (d) establish any condominium or cooperative regime with respect to the Mortgaged Property, (e) materially change any unit configurations or change the number of units in the Mortgaged Property, (f) combine all or any part of the Mortgaged Property with all or any part of a tax parcel which is not part of the Mortgaged Property, (g) subdivide or otherwise split any tax parcel constituting all or any part of the Mortgaged Property, or (h) so long as the Note is insured or held by HUD, permit the Mortgaged Property to be used as transient housing or as a hotel in violation of Section 513 of the National Housing Act, as amended.

13.PROTECTION OF LENDER’S SECURITY.

(a)If Borrower fails to perform any of its obligations under this Security Instrument, Note or Borrower’s Regulatory Agreement, or if any action or proceeding is commenced which purports to affect the Mortgaged Property, Lender’s security or Lender’s rights under this Security Instrument, including eminent domain, insolvency, Waste, code enforcement, civil or criminal forfeiture, enforcement of Hazardous Materials Laws, fraudulent conveyance or reorganizations or proceedings involving a bankrupt or decedent, then Lender at Lender’s option may make such appearances, advance such sums and take such actions as Lender reasonably deems necessary to perform such obligations of Borrower and to protect Lender’s interest, including (1) payment of fees and out-of-pocket expenses of attorneys (including fees for litigation at all levels), accountants, inspectors and consultants, (2) entry upon the Mortgaged Property to make repairs or secure the Mortgaged Property, (3) procurement of the insurance required by Section 19, and (4) payment of amounts which Borrower has failed to pay under Section 16 or any other Section of this Security Instrument.

(b)Any amounts advanced by Lender for taxes, special assessments, water rates, which are liens prior to this Security Instrument, insuring the Project and mortgage insurance premiums, paid after an Event of Default, shall be added to, and become part of the Indebtedness, and shall be immediately due and payable and shall bear interest from the date of the advance until paid at the interest rate specified in the Note. So long as the Loan is insured or held by HUD, Lender does not have any obligation to make advances except as required under Program Obligations, and any advance by Lender other than as required by Program Obligations requires prior HUD approval before such advance can be added to the Indebtedness.

(c)Nothing in Section 13 shall require Lender to incur any expense or take any action to protect its security.

14.INSPECTION. Upon reasonable notice, Lender and/or HUD, and/or the agents, representatives, and designees of either, may make or cause to be made entries upon and inspections of the Mortgaged Property (including any environmental inspections and tests) during normal business hours, or at any other reasonable time.

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15.BOOKS AND RECORDS; FINANCIAL REPORTING. Borrower shall comply with the books, records, and reporting requirements of the Borrower’s Regulatory Agreement.

16.TAXES; OPERATING EXPENSES.

(a)Subject to the provisions of Section 16(c) and Section 16(d), Borrower shall pay, or cause to be paid, all Taxes when due and before the addition of any interest, fine, penalty or cost for nonpayment.

(b)Subject to the provisions of Section 16(c), Borrower shall pay, or cause to be paid, the expenses of operating, managing, maintaining and repairing the Mortgaged Property (including insurance premiums, utilities, repairs and replacements) before the last date upon which each such payment may be made without any penalty or interest charge being added.

(c)As long as no Event of Default exists and Borrower has timely delivered to Lender any bills or premium notice that it has received, Borrower shall not be obligated to pay Taxes, insurance premiums or any other individual Imposition to the extent that sufficient Imposition Deposits are held by Lender for the purpose of paying that specific Imposition. If an Event of Default exists, Lender may exercise any rights Lender may have with respect to Imposition Deposits without regard to whether Impositions are then due and payable; provided that so long as the Loan is insured by HUD, Lender’s exercise of its rights shall be subject to Program Obligations pertaining to claims for mortgage insurance benefits. Lender shall have no liability to Borrower for failing to pay any Impositions to the extent that any Event of Default has occurred and is continuing, insufficient Imposition Deposits are held by Lender at the time an Imposition becomes due and payable or Borrower has failed to provide Lender with bills and premium notice as provided above.

(d)Borrower, at its own expense, and, so long as the Loan is insured or held by HUD, in accordance with the Borrower’s Regulatory Agreement, may contest by appropriate legal proceedings, conducted diligently and in good faith, the amount or validity of any Imposition other than insurance premiums, if (1) Borrower notifies Lender of the commencement or expected commencement of such proceedings, (2) the Mortgaged Property is not in danger of being sold or forfeited, (3) Borrower deposits or causes Operator to deposit with Lender reserves sufficient to pay the contested Imposition, if requested by Lender, and (4) Borrower furnishes whatever additional security is required in the proceedings or is reasonably requested by Lender, which may include the delivery to Lender of the reserves established by Borrower to pay the contested Imposition.

(e)Borrower shall promptly deliver to Lender a copy of all Notices of, and invoices for, Impositions, and if Borrower pays any Imposition directly, Borrower shall promptly furnish to Lender receipts evidencing such payments.

17.LIENS; ENCUMBRANCES.

(a)Borrower shall not permit the grant, creation or existence of any mortgage, deed of trust, deed to secure debt, security deed, security interest or other lien or encumbrance (“Lien”) on the Mortgaged Property (other than the lien of this Security Instrument, any tax liens which are

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imposed before payment is due, or any subordinate liens which are approved by HUD and Lender), whether voluntary, involuntary or by operation of law, and whether or not such Lien has priority over the lien of this Security Instrument.

(b)Borrower shall not repay any HUD-approved subordinate Lien from proceeds of the Loan other than from Surplus Cash or Residual Receipts (as both terms are defined in the Borrower’s Regulatory Agreement), except in the case of a subordinate Lien created in connection with an operating loss loan insured pursuant to Section 223(d) of the National Housing Act or a supplement loan insured pursuant to Section 241 of the National Housing Act.

18.PRESERVATION, MANAGEMENT AND MAINTENANCE OF THE MORTGAGED PROPERTY. Borrower (a) shall not commit Waste, (b) shall not abandon the Mortgaged Property, (c) shall restore or repair promptly, in a good and workmanlike manner, any damaged part of the Mortgaged Property to the equivalent of its original condition, or such other condition as Lender may approve in writing, whether or not litigation or insurance proceeds or condemnation awards are available to cover any costs of such restoration or repair, (d) shall keep the Mortgaged Property in decent, safe, and sanitary condition and good repair, including the replacement of Personalty and Fixtures with items of equal or better function and quality, all in accordance with Program Obligations, (e) shall provide for qualified management of the Mortgaged Property by a licensed or otherwise qualified entity consistent with Program Obligations and/or any governmental requirements pertaining to operation and licensure, (f) shall give Notice to Lender of and, unless otherwise directed in writing by Lender, shall appear in and defend, any action or proceeding that could impair the Mortgaged Property, Lender’s security or Lender’s rights under this Security Instrument, (g) shall not (and shall not permit any Operator, resident or other person to) remove, demolish or alter the Mortgaged Property or any part of the Mortgaged Property except that Borrower may dispose of obsolete or deteriorated Fixtures or Personalty if the same are replaced with like items of the same or greater quality or value, or make minor alterations which do not impair the Mortgaged Property, and (h) so long as the Loan is insured or held by HUD, shall not expend any Project funds except for Reasonable Operating Expenses and necessary repairs and except as permitted by Program Obligations and the Borrower’s Regulatory Agreement, without the prior written approval of HUD. Borrower shall cause any operator, master tenant, management agent, as applicable, to comply with the foregoing provisions (a) through (h). So long as the Loan is insured or held by HUD, all expenses incurred by Borrower in connection with the Mortgaged Property shall be incurred in compliance with Program Obligations.

19.PROPERTY AND LIABILITY INSURANCE.

(a)Borrower shall keep the Mortgaged Property insured at all times to the full extent of Program Obligations, as they may be amended from time to time. Further, Borrower shall keep the Mortgaged Property insured at all times against such hazards as Lender may from time to time require, which insurance shall include but not be limited to coverage against loss by fire and allied perils, general boiler and machinery coverage, builders all-risk and business income coverage. Lender’s insurance requirements may change from time to time throughout the term of the Indebtedness. If Lender so requires, such insurance shall also include sinkhole insurance, mine subsidence insurance, earthquake insurance, and, if the Mortgaged Property does not conform to

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applicable zoning or land use laws, building ordinance or law coverage. If any of the Improvements are located in an area identified by the Federal Emergency Management Agency (or any successor to that agency) as an area having special flood hazards, Borrower shall maintain flood insurance covering the applicable Improvements in an amount at least equal to its development or project cost (less estimated land cost) or to the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, as amended, or its successor statute, whichever is less, provided that the amount of flood insurance need not exceed the outstanding principal balance of the Note, and flood insurance need not be maintained beyond the term of the Note. If Lender determines that flood insurance has not been obtained in the required amount, Lender must notify Borrower of Borrower’s obligations to obtain the proper flood insurance. If Borrower does not obtain such insurance within forty-five (45) days of the date of this notification, Lender shall purchase such flood insurance on behalf of Borrower and may charge Borrower for the cost of premiums and fees incurred by Lender in purchasing the flood insurance.

(b)All premiums on insurance policies required under Section 19(a) shall be paid in the manner provided in Section 7, unless Lender has designated in writing another method of payment. All such policies shall also be in a form approved by Lender. All policies of property damage insurance shall include a non-contributing, non-reporting mortgage clause in a form approved by Lender, and in favor of Lender (and HUD, as their interests appear) and shall name as loss payee Lender, its successors and assigns. Lender shall have the right to hold the original policies or duplicate original policies of all insurance required by Section 19(a). Borrower shall promptly deliver to Lender a copy of all renewal and other notices received by Borrower with respect to the policies and all receipts for paid premiums. At least thirty (30) days prior to the expiration date of a policy, Borrower shall deliver to Lender evidence of continuing coverage in form satisfactory to Lender.

(c)Borrower shall maintain or shall cause Operator to at all times maintain commercial general and professional liability insurance, workers’ compensation insurance and such other liability, errors and omissions and fidelity insurance coverages to the full extent of Program Obligations, as may be amended from time to time. Further, Borrower shall maintain or shall cause Operator to at all times maintain such coverages as Lender may from time to time reasonably require, or shall require any appropriate party to maintain at all times commercial general liability insurance, workers’ compensation insurance and such other liability, errors and omissions and fidelity insurance coverages as Lender may from time to time reasonably require or such other insurance coverage as required by Program Obligations.

(d)All insurance policies and renewals of insurance policies required by this Section 19 shall be in such amounts and for such periods as Lender may from time to time require, and shall be issued by insurance companies satisfactory to Lender and in accordance with Program Obligations. Lender shall have the right to effect insurance in the event Borrower fails to comply with this Section.

(e)Borrower shall comply with all insurance requirements and shall not permit any condition to exist on the Mortgaged Property that would invalidate any part of any insurance coverage that this Security Instrument requires Borrower to maintain.

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(f)In the event of loss, Borrower shall give immediate written Notice to the insurance carrier and to Lender. Borrower hereby authorizes and appoints Lender as attorney-in-fact for Borrower to make proof of loss, to adjust and compromise any claims under policies of property damage insurance, to appear in and prosecute any action arising from such property damage insurance policies, to collect and receive the proceeds of property damage insurance, and to deduct from such proceeds Lender’s expenses incurred in the collection of such proceeds. This power of attorney is coupled with an interest and therefore is irrevocable. Borrower shall notify Lender of any payment received from any insurer. Lender shall (1) hold the balance of such proceeds to be used to reimburse Borrower for the cost of restoring and repairing the Mortgaged Property to the equivalent of its original condition or to a condition approved by Lender, or (2) apply the balance of such proceeds to the payment of the Indebtedness, whether or not then due. To the extent Lender determines to apply insurance proceeds to restoration, Lender shall do so in accordance with Lender’s then-current policies relating to the restoration of casualty damage on similar healthcare properties; provided that so long as the Loan is insured or held by HUD, insurance proceeds shall be applied as approved by HUD and in accordance with Program Obligations pursuant to Section 19(g) below.

(g)Lender shall not exercise its option to apply insurance proceeds to the payment of the Indebtedness if all of the following conditions are met: (1) no Event of Default (or any event which, with the giving of Notice or the passage of time, or both, would constitute an Event of Default) has occurred and is continuing; (2) Lender determines, in its discretion, that there will be sufficient funds to complete the restoration; (3) Lender determines, in its discretion, that the rental income from the Mortgaged Property after completion of the restoration will be sufficient to meet all operating costs and other expenses, Imposition Deposits, deposits to reserves and loan repayment obligations relating to the Mortgaged Property; and (4) Lender determines, in its discretion, that the restoration will be completed before the earlier of (A) one year before the maturity date of the Note or (B) one year after the date of the loss or casualty. Further, so long as the Loan is insured by HUD, Lender may not exercise its option to apply insurance proceeds to the payment of the Indebtedness without the prior written approval of HUD. If HUD fails to give its approval to the use or application of such funds within sixty (60) days after the written request by Lender, Lender may use or apply such funds for any of the purposes specified herein without the approval of HUD.

(h)If the Mortgaged Property is sold at a foreclosure sale or Lender or HUD acquire title to the Mortgaged Property, Lender and HUD, as applicable, shall automatically succeed to all rights of Borrower in and to any insurance policies and unearned insurance premiums and in and to the proceeds of property damage insurance resulting from any damage to the Mortgaged Property prior to such sale or acquisition.

20.CONDEMNATION.

(a)Borrower shall promptly notify Lender of any action or proceeding relating to any condemnation or other taking, or conveyance in lieu thereof, of all or any part of the Mortgaged Property, whether direct or indirect condemnation. Borrower shall appear in and prosecute or defend any action or proceeding relating to any condemnation unless otherwise directed by Lender in

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writing. Borrower authorizes and appoints Lender as attorney-in-fact for Borrower to commence, appear in and prosecute, in Lender’s or Borrower’s name, any action or proceeding relating to any condemnation and to settle or compromise any claim in connection with any condemnation. This power of attorney is coupled with an interest and therefore is irrevocable. However, nothing contained in this Section 20 shall require Lender to incur any expense or take any action. Borrower hereby transfers and assigns to Lender all right, title and interest of Borrower in and to any award or payment with respect to (1) any condemnation, or any conveyance in lieu of condemnation, and (2) any damage to the Mortgaged Property caused by governmental action that does not result in a condemnation.

(b)All awards of compensation in connection with condemnation for public use of or a taking of any of the Mortgaged Property shall be paid to Lender to be applied (1) to fees, costs and expenses (including reasonable attorney’s fees) incurred by Lender; and (2) to the amount due under the Note secured hereby in (i) amounts equal to the next maturing installment or installments of principal and (ii) with any balance to be credited to the next payment due under the Note. After payment to Lender of all fees, costs and expenses (including reasonable attorney’s fees) incurred by Lender under this Section 20, all awards of damages in connection with any condemnation for public use of or damage to the Mortgaged Property, shall be paid to Lender to be applied to an account held for and on behalf of Borrower, which account shall, at the option of Lender, either be applied to the amount due under the Note as specified in the preceding sentence, or be disbursed for the restoration. No amount applied to the reduction of the principal amount due in accordance with this Section 20(b) shall be considered an optional prepayment as the term is used in this Security Instrument and the Note secured hereby, nor relieve Borrower from making regular monthly payments commencing on the first day of the first month following the date of receipt of the award. Lender is hereby authorized in the name of Borrower to execute and deliver necessary releases or approvals or to appeal from such awards.

21.TRANSFERS OF THE MORTGAGED PROPERTY OR INTERESTS IN BORROWER.

(a)So long as the Loan is insured or held by HUD, unless permitted by Program Obligations, Borrower shall not convey, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of the Mortgaged Property or any interest therein or permit the conveyance, assignment or transfer of any interest in Borrower (if the effect of such conveyance, assignment or transfer is the creation or elimination of a Principal) unless permitted by Program Obligations. Borrower need not obtain the prior written approval of HUD for: (i) conveyance of the Mortgaged Property at a judicial or non-judicial foreclosure sale under this Security Instrument; (ii) inclusion of Mortgaged Property in a bankruptcy estate by operation of law under the United States Bankruptcy Code; (iii) acquisition of an interest by inheritance or by court decree, or (iv) other transfers permitted by Program Obligations.

(b)If the Loan is no longer insured or held by HUD, Borrower shall not convey, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of the Mortgaged Property or any interest therein or permit the conveyance, assignment or transfer of any interest in Borrower without the prior written approval of Lender in its sole discretion.

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22.EVENTS OF DEFAULT. The occurrence of any one or more of the following shall constitute either a “Monetary Event of Default” or a “Covenant Event of Default” under this Security Instrument:

(a)Monetary Event of Default: Any failure by Borrower to pay or deposit when due any amount required by the Note or Section 7(a) or (b) of this Security Instrument.

(b)Covenant Events of Default shall include:

(1)
fraud or material misrepresentation or material omission by Borrower, any of its officers, directors, trustees, general partners, members, managers or any guarantor in connection with (i) the Loan Application for or creation of the Indebtedness, (ii) any financial statements, or other report or information provided to Lender or any governmental entity during the term of the Indebtedness, or (iii) any request for Lender’s consent to any proposed action under this Security Instrument or the Note;

(2)
the commencement of a forfeiture action or proceeding, whether civil or criminal, which, in Lender’s reasonable judgment, could result in a forfeiture of the Mortgaged Property or otherwise materially impair the lien created by this Security Instrument or Lender’s interest in the Mortgaged Property;

(3)
any material failure by Borrower to perform or comply with any of its obligations under this Security Instrument (other than those otherwise specified in this Section 22), as and when required, which continues for a period of thirty (30) calendar days after Notice of such failure by Lender to Borrower, Lender shall extend such 30-day period by such time as Lender reasonably determines is necessary to correct the failure for so long as Lender determines, in its discretion, that: (i) Borrower is timely satisfying all payment obligations in the Loan Documents; (ii) none of the Permits and Approvals is at substantial and imminent risk of being terminated; (iii) such failure cannot reasonably be corrected during such 30-day period, but can reasonably be corrected in a timely manner, and (iv) Borrower commences to correct such failure, or cause such correction to be commenced, during such 30-day period and thereafter diligently and continuously proceeds to correct, or cause correction of, such failure. However, no such Notice shall apply in the case of any such material failure which could, in Lender’s judgment, absent immediate exercise by Lender of a right or remedy under this Security Instrument, result in harm to Lender or impairment of the Note or this Security Instrument;

(4)
so long as the Loan is insured or held by HUD, any failure by Borrower to perform any of its obligations as and when required under the Borrower’s Regulatory Agreement, which failure continues beyond the applicable cure

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period, if any, specified in the Borrower’s Regulatory Agreement; however, violations under the terms of the Borrower’s Regulatory Agreement may only be treated as a default under this Security Instrument if HUD requests Lender to treat them as such; and,

(5)
so long as the Loan is insured or held by HUD, any Event of Default pursuant to the Operator’s Regulatory Agreement, provided that such Event of Default pursuant to the Operator’s Regulatory Agreement may only be treated as a default under this Security Instrument if HUD requests Lender to treat it as such.

(c)Lender shall deliver to the Principal(s) of Borrower, Notice, as provided in Section 31, within five (5) Business Days in each case where Lender has delivered Notice to Borrower of an Event of Default, in order to provide the Principal(s) an opportunity to cure either a Monetary Event of Default or a Covenant Event of Default.

23.REMEDIES CUMULATIVE. Each right and remedy provided in this Security Instrument is distinct from all other rights or remedies under this Security Instrument, the Note, or so long as the Loan is insured or held by HUD, HUD’s remedies under the Borrower’s Regulatory Agreement or afforded by applicable law, and each shall be cumulative and may be exercised concurrently, independently, or successively, in any order.

23.    FORBEARANCE.

(a)So long as the Loan is insured by HUD, Lender shall not without obtaining the prior written consent of HUD, take any of the following actions: extend the time for payment of all or any part of the Indebtedness; reduce the payments due under this Security Instrument or the Note; release anyone liable for the payment of any amounts under this Security Instrument or the Note; accept a renewal of the Note; modify the terms and time of payment of the Indebtedness; join in any extension or subordination agreement; release any Mortgaged Property; take or release other or additional security; modify the rate of interest or period of amortization of the Note or change the amount of the monthly installments payable under the Note; and otherwise modify this Security Instrument or the Note. However, if the Contract of Insurance has been terminated, Lender may (but shall not be obligated to) agree with Borrower to any of the aforementioned actions in this Section and Lender shall not have to give Notice to or obtain the consent of any guarantor or third-party obligor.

(b)Any forbearance by Lender in exercising any right or remedy under the Note, this Security Instrument, or any other Loan Document or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. The acceptance by Lender of payment of all or any part of the Indebtedness after the due date of such payment, or in an amount that is less than the required payment, shall not be a waiver of Lender’s right to require prompt payment when due of all other payments on account of the Indebtedness or to exercise any right or remedy for any failure to make prompt payment. Enforcement by Lender of any security for the Indebtedness shall not constitute an election by Lender of remedies so as to preclude the exercise

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of any other right available to Lender. Lender’s receipt of any proceeds or awards under Section 19 and Section 20 shall not operate to cure or waive any Event of Default.

25.LOAN CHARGES. If any applicable law limiting the amount of interest or other charges permitted to be collected from Borrower in connection with the Loan is interpreted so that any interest or other charge provided for in any Loan Document, whether considered separately or together with other charges provided for in any Loan Document, violates that law, and Borrower is entitled to the benefit of that law, that interest or charge is hereby reduced to the extent necessary to eliminate that violation. The amounts, if any, previously paid to Lender in excess of the permitted amounts shall be applied by Lender to reduce the principal of the Indebtedness. For the purpose of determining whether any applicable law limiting the amount of interest or other charges permitted to be collected from Borrower has been violated, all Indebtedness that constitutes interest, as well as all other charges made in connection with the Indebtedness that constitute interest, shall be deemed to be allocated and spread ratably over the stated term of the Note. Unless otherwise required by applicable law, such allocation and spreading shall be effected in such a manner that the rate of interest so computed is uniform throughout the stated term of the Note.

26.WAIVER OF STATUTE OF LIMITATIONS. To the extent permitted by law, Borrower hereby waives the right to assert any statute of limitations as a bar to the enforcement of the lien of this Security Instrument or to any action brought to enforce any of the Loan Documents.

27.WAIVER OF MARSHALLING. Notwithstanding the existence of any other security interests in the Mortgaged Property held by Lender or by any other party, Lender shall have the right to determine the order in which any or all of the Mortgaged Property shall be subjected to the remedies provided in this Security Instrument and the Note or applicable law. Lender shall have the right to determine the order in which any or all portions of the Indebtedness are satisfied from the proceeds realized upon the exercise of such remedies. Borrower and any party who now or in the future acquires a security interest in the Mortgaged Property and who has actual or constructive notice of this Security Instrument waives any and all right to require the marshalling of assets or to require that any of the Mortgaged Property be sold in the inverse order of alienation or that any of the Mortgaged Property be sold in parcels or as an entirety in connection with the exercise of any of the remedies permitted by applicable law or provided in this Security Instrument.

28.FURTHER ASSURANCES. Borrower shall execute, acknowledge, and deliver, at its sole cost and expense, all further acts, deeds, conveyances, assignments, estoppel certificates, financing statements, transfers and assurances as Lender may require from time to time in order to better assure, grant, and convey to Lender the rights intended to be granted, now or in the future, to Lender under this Security Instrument and the Note.

29.ESTOPPEL CERTIFICATE. Within ten (10) days after a request from Lender, Borrower shall deliver to Lender a written statement, signed and acknowledged by Borrower, certifying to Lender or any person designated by Lender, as of the date of such statement, (a) that the Note, (so long as the Loan is insured by HUD, the Borrower’s Regulatory Agreement) and this Security Instrument are unmodified and in full force and effect (or, if there have been modifications, that the Note, (so long as the Loan is insured by HUD, the Borrower’s Regulatory Agreement) and

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this Security Instrument are in full force and effect as modified and setting forth such modifications); (b) the unpaid principal balance of the Note; (c) the date to which interest under the Note has been paid; (d) that Borrower is not in default in paying the Indebtedness or in performing or observing any of the covenants or agreements contained in this Security Instrument, and the Note and (so long as the Loan is insured or held by HUD, the Borrower’s Regulatory Agreement) (or, if Borrower is in default, describing such default in reasonable detail); (e) whether or not there are then existing any setoffs or defenses known to Borrower against the enforcement of any right or remedy of Lender under the Note, (so long as the Loan is insured or held by HUD, the Borrower’s Regulatory Agreement) and this Security Instrument; and (f) any additional facts requested by Lender.

30.GOVERNING LAW; CONSENT TO JURISDICTION AND VENUE.

(a)This Security Instrument and the Note, if it does not itself expressly identify the law that is to apply to it, shall be governed by the laws of the Property Jurisdiction, except so long as the Loan is insured or held by HUD and solely as to rights and remedies of HUD as such local or state laws may be preempted by federal law.

(b)Borrower agrees that any controversy arising under or in relation to the Note or this Security Instrument shall be litigated exclusively in the Property Jurisdiction except as, so long as the Loan is insured or held by HUD and, solely as to rights and remedies of HUD, federal jurisdiction may be appropriate pursuant to any federal requirements. The State courts, and with respect to HUD’s rights and remedies, federal courts and Governmental Authorities in the Property Jurisdiction shall have exclusive jurisdiction over all controversies which shall arise under or in relation to the Note, any security for the Indebtedness, or this Security Instrument. Borrower irrevocably consents to service, jurisdiction, and venue of such courts for any such litigation and waives any other venue to which it might be entitled by virtue of domicile, habitual residence or otherwise.

31.NOTICE.

(a)All Notices under or concerning this Security Instrument shall be in writing. Each Notice shall be addressed to the intended recipients at their respective addresses set forth in this Security Instrument , and shall be deemed given on the earliest to occur of (1) the date when the Notice is received by the addressee; (2) the first or second Business Day after the Notice is delivered to a recognized overnight courier service, with arrangements made for payment of charges for next or second Business Day delivery, respectively; or (3) the third Business Day after the Notice is deposited in the United States mail with postage prepaid, certified mail, return receipt requested. Failure of Lender to send Notice to Borrower or its Principal(s) shall not prevent the exercise of Lender’s rights or remedies under this Security Instrument or under the Loan Documents.

(b)Any party to this Security Instrument may change the address to which Notices intended for it are to be directed by means of Notice given to the other party in accordance with this Section 31. Each party agrees that it shall not refuse or reject delivery of any Notice given in accordance with this Section 31, that it shall acknowledge, in writing, the receipt of any Notice upon request by the other party and that any Notice rejected or refused by it shall be deemed for

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purposes of this Section 31 to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service or the courier service.

(c)Any Notice under the Note which does not specify how Notice is to be given shall be given in accordance with this Section 31.

BORROWER:

PRINCIPAL(S): [optional]

LENDER:

32.SALE OF NOTE; CHANGE IN SERVICER. The Note or a partial interest in the Note (together with this Security Instrument) may be sold one or more times without prior Notice to Borrower. A sale may result in a change of the loan servicer. There also may be one or more changes of the loan servicer unrelated to a sale of the Note. If there is a sale or transfer of all or a partial interest in the Note or a change of the loan servicer, Lender shall be responsible for ensuring that Borrower is given Notice of the sale, transfer and/or change.

33.SINGLE ASSET BORROWER. Until the Indebtedness is paid in full or unless otherwise approved in writing by HUD so long as the Loan is insured or held by HUD, (a) Borrower shall be a single purpose entity and shall maintain the assets of the Mortgaged Property in segregated accounts in accordance with the Borrower’s Regulatory Agreement and Program Obligations and (b) Borrower (1) shall not acquire any real or personal property other than the Mortgaged Property and personal property related to the operation and maintenance of the Mortgaged Property, and so long as the Loan is insured or held by HUD, except pursuant to the Borrower’s Regulatory Agreement and Program Obligations and (2) shall not own or operate any business other than the ownership, management and/or operation of the Mortgaged Property, and so long as the Loan is insured or held by HUD, except pursuant to the Borrower’s Regulatory Agreement and Program Obligations.

34.SUCCESSORS AND ASSIGNS BOUND. This Security Instrument shall bind, and the rights granted by this Security Instrument shall inure to, the respective successors and assigns of Lender and Borrower.

35.JOINT AND SEVERAL LIABILITY. If more than one entity signs this Security Instrument as Borrower, the obligations of such entities shall be joint and several.

36.RELATIONSHIP OF PARTIES; NO THIRD PARTY BENEFICIARY.

(a)The relationship between Lender and Borrower shall be solely that of creditor and debtor, respectively, and nothing contained in this Security Instrument shall create any other relationship between Lender and Borrower.

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(b)No creditor of any party to this Security Instrument and no other person (the term “person” includes, but is not limited to, any commercial or governmental entity or institution) shall be a third party beneficiary of this Security Instrument, the Note, or so long as the Loan is insured or held by HUD , the Borrower’s Regulatory Agreement. Without limiting the generality of the preceding sentence, (1) any servicing arrangement between Lender and any loan servicer for loss sharing or interim advancement of funds shall constitute a contractual obligation of such loan servicer that is independent of the obligation of Borrower for the payment of the Indebtedness, (2) Borrower shall not be a third party beneficiary of any servicing arrangement, and (3) no payment by the loan servicer under any servicing arrangement shall reduce the amount of the Indebtedness.

37.SEVERABILITY; AMENDMENTS. The invalidity or unenforceability of any provision of this Security Instrument shall not affect the validity or enforceability of any other provision, and all other provisions shall remain in full force and effect. This Security Instrument contains the entire agreement among the parties as to the rights granted and the obligations assumed in this Security Instrument. This Security Instrument may not be amended or modified except by a writing signed by the party against whom enforcement is sought.

38.RULES OF CONSTRUCTION. The captions and headings of the Sections of this Security Instrument are for convenience only and shall be disregarded in construing this Security Instrument. Any reference in this Security Instrument to an “Exhibit” or a “Section” shall, unless otherwise explicitly provided, be construed as referring, respectively, to an Exhibit attached to this Security Instrument or to a Section of this Security Instrument. All Exhibits attached to or referred to in this Security Instrument are incorporated by reference into this Security Instrument. Use of the singular in this Security Instrument includes the plural and use of the plural includes the singular. As used in this Security Instrument, the term “including” means “including, but not limited to.”

39.LOAN SERVICING. All actions regarding the servicing of the Note, including the collection of payments, the giving and receipt of Notice, inspections of the Mortgaged Property, inspections of books and records, and the granting of consents and approvals, may be taken by the loan servicer unless Borrower receives Notice to the contrary. If Borrower receives conflicting Notices regarding the identity of the loan servicer or any other subject, any such Notice from Lender shall govern; provided that so long as the Loan is insured or held by HUD, if Borrower receives conflicting Notice regarding the identity of the loan servicer or any other subject, any such Notice from Lender shall govern unless there is a Notice from HUD and, in all cases, any Notice from HUD governs notwithstanding any Notice from any other party.

40.DISCLOSURE OF INFORMATION. To the extent permitted by law, Lender may furnish information regarding Borrower or the Mortgaged Property to third parties with an existing or prospective interest in the servicing, enforcement, evaluation, performance, purchase or securitization of the Indebtedness, including but not limited to trustees, master servicers, special servicers, rating agencies, and organizations maintaining databases on the underwriting and performance of healthcare mortgage loans.

41.NO CHANGE IN FACTS OR CIRCUMSTANCES. Borrower certifies that all information in the application for the Loan submitted to Lender (the “Loan Application”) and in

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all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan Application are complete and accurate in all material respects and that there has been no material adverse change in any fact or circumstance that would make any such information incomplete or inaccurate. The submission of false or incomplete information shall be a Covenant Event of Default.

42.ESTOPPEL. The Lender is not the agent of HUD. Any action by Lender in exercising any right or remedy under this Security Instrument shall not be a waiver or preclude the exercise by HUD of any right or remedy which HUD might have under the Borrower’s Regulatory Agreement or other Program Obligations.

43.ACCELERATION; REMEDIES. If a Monetary Event of Default occurs and is continuing for a period of thirty (30) days, Lender, at Lender’s option, may declare the Indebtedness to be immediately due and payable without further demand, and may invoke the power of sale and any other remedies permitted by applicable law or provided in this Security Instrument or in the Note. Following a Covenant Event of Default, Lender, at Lender’s option, but so long as the Loan is insured or held by HUD, only after receipt of the prior written approval of HUD, may declare the Indebtedness to be immediately due and payable without further demand, and may invoke the power of sale and any other remedies permitted by applicable law or provided in this Security Instrument or in the Note, or seek the appointment of a receiver for the Healthcare Facility. Borrower acknowledges that the power of sale granted in this Security Instrument may be exercised by Lender without prior judicial hearing. Lender shall be entitled to collect all costs and expenses incurred in pursuing such remedies, including reasonable attorneys’ fees (including but not limited to appellate litigation), costs of documentary evidence, abstracts and title reports.

[INSERT PROVISIONS PERTAINING TO FORECLOSURE AND/OR SALE AS APPROPRIATE UNDER STATE LAW IN A STATE-SPECIFIC ADDENDUM.]

44.FEDERAL REMEDIES. In addition to any rights and remedies set forth in the Borrower’s Regulatory Agreement, HUD has rights and remedies under federal law so long as HUD is the insurer or holder of the Loan, including but not limited to the right to foreclose pursuant to the Multifamily Mortgage Foreclosure Act of 1981, 12 U.S.C. 3701 et seq., as amended, when HUD is the holder of the Note.

45.REMEDIES FOR WASTE. In addition to any other rights and remedies set forth in the Note and this Security Instrument or those available under applicable law, including exemplary damages where permitted, the following remedies for Waste by Borrower are available to Lender as necessary to give complete redress to Lender for Lender’s loss or damage:

(a)the exercise of the remedies available to Lender during the existence of a Covenant Event of Default, as set forth in Section 43 of this Security Instrument;

(b)an injunction prohibiting future Waste or requiring correction of Waste already committed, but only to the extent that Waste has impaired or threatens to impair Lender’s security; and

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(c)recovery of damages, limited by the amount of Waste, to the extent that Waste has impaired Lender’s security. So long as the Loan is insured or held by HUD, any recovery of damages by Lender or HUD for Waste shall be applied, at the sole discretion of HUD, (1) to fees, costs and expenses (including reasonable attorneys’ fees) incurred by Lender; (2) to remedy Waste of the Mortgaged Property, (3) to the Indebtedness or (4) for any other purpose designated by HUD.

46.TERMINATION OF HUD RIGHTS AND REFERENCES. At such time as HUD no longer insures or holds the Note, (a) all rights and responsibilities of HUD shall conclude, all mortgage insurance and references to mortgage insurance premiums, all references to HUD, Ginnie Mae and Program Obligations and related terms and provisions shall cease, and all rights and obligations of HUD shall terminate; (b) all obligations and responsibilities of Borrower to HUD shall likewise terminate; and (c) all obligations and responsibilities of Lender to HUD shall likewise terminate; provided, however, nothing contained in this Section 46, shall in any fashion discharge Borrower from any obligations to HUD under the Borrower’s Regulatory Agreement or Program Obligations or Lender from any obligations to HUD under Program Obligations, which occurred prior to termination of the Contract of Insurance. The provisions of this Section 46 shall be given effect automatically upon the termination of the Contract of Insurance or the transfer of this Security Instrument by HUD to another party, provided that upon the request of Borrower, Lender or the party to whom this Security Instrument has been transferred, at no cost to HUD, HUD shall execute such documents as may be reasonably requested to confirm the provisions of this Section 46.

47.CONSTRUCTION FINANCING [IF APPLICABLE]. The Indebtedness represents funds to be used in the construction of certain Improvements on the Land, in accordance with the Building Loan Agreement which is incorporated herein by reference to the same extent and effect as if fully set forth and made herein (provided, however, that if and to the extent that the Building Loan Agreement is inconsistent herewith, this Security Instrument shall govern). If the construction of the Improvements to be made pursuant to the Building Loan Agreement are not made in accordance with the terms of said Building Loan Agreement, or Borrower otherwise defaults under the Building Loan Agreement, Lender, after due Notice to Borrower, or any subsequent owner, is hereby vested with full and complete authority to enter upon the Land to employ watchmen to protect such Improvements from depredation or injury and to preserve and protect the Personalty therein, to continue any and all outstanding contracts for the erection and completion of said Improvements, to make and enter into any contracts and obligations wherever necessary, either in its own name or in the name of Borrower, or other owner, and to pay and discharge all debts, obligations, and liabilities incurred thereby. All such sums so advanced by Lender (exclusive of advances of the principal of the Indebtedness) shall be added to the principal of the Indebtedness secured hereby and all shall be secured by this Security Instrument and shall be due and payable on demand with interest at the rate provided in the Note, but no such advances shall be insured unless same are specifically approved by HUD prior to the making thereof. The Indebtedness shall, at the option of Lender or holder of this Security Instrument and the Note, become due and payable on the failure of Borrower, or other owner, to keep and perform any of the covenants, conditions and agreements of the Building Loan Agreement. This covenant shall be terminated upon the completion of the Improvements to the satisfaction of Lender and the making of the final advance as provided in the Building Loan Agreement.

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48.ENVIRONMENTAL HAZARDS.

[INSERT PROVISIONS AS NEEDED TO COMPLY WITH STATE ENVIRONMENTAL LAW IN STATE-SPECIFIC ADDENDUM.]

(a)Definitions:

(1)
“Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials; radioactive materials; polychlorinated biphenyls (“PCBs”) and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on the Mortgaged Property is prohibited by any Governmental Authority; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” toxic pollutant,” “contaminant,” or “pollutant” within the meaning of any Hazardous Materials Law.

(2)
“Hazardous Materials Laws” means all federal, state, and local laws, ordinances and regulations and standards, rules, policies and other governmental requirements, administrative rulings and court judgments and decrees in effect now or in the future and including all amendments that relate to Hazardous Materials and apply to Borrower or to the Mortgaged Property. Hazardous Materials Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Toxic Substance Control Act, 15 U.S.C. Section 2601, et seq., the Clean Water Act, 33 U.S.C. Section 1251, et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101, et seq., and their state analogs.

(3)
“Environmental Permit” means any permit, license, or other authorization issued under any Hazardous Materials Law with respect to any activities or businesses conducted on or in relation to the Mortgaged Property.

(b)Except for (1) matters covered by a written program of operations and maintenance approved in writing by Lender (“O&M Program”), (2) matters described in subsection (c) of this Section 48; or (3) (for so long as the Loan is insured or held by HUD) matters covered by Program Obligations that may differ from this Section 48 (with respect to lead based paint requirements, for example), Borrower shall not cause or permit any of the following:

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(i)
any occurrence or condition on the Mortgaged Property or any other property of Borrower that is adjacent to the Mortgaged Property, which occurrence or condition is or may be in violation of Hazardous Materials Laws; or

(ii)	any violation of or noncompliance with the terms of any Environmental Permit with respect to the Mortgaged Property or any property of Borrower that is adjacent to the Mortgaged Property.

The matters described in clauses (i) and (ii) above are referred to collectively in this Section 48 as “Prohibited Activities or Conditions”.

(c)Prohibited Activities or Conditions shall not include the safe and lawful use and storage of quantities of (1) supplies, cleaning materials and petroleum products customarily used in the operation and maintenance of comparable healthcare properties, (2) cleaning materials, personal grooming items and other items sold in containers for consumer use and used by residents and occupants of residential dwelling units in the Mortgaged Property; and (3) petroleum products used in the operation and maintenance of motor vehicles and motor-operated equipment from time to time located on the Mortgaged Property’s parking areas, so long as all of the foregoing are used, stored, handled, transported and disposed of in compliance with Hazardous Materials Laws.

(d)Borrower shall take all commercially reasonable actions (including the inclusion of appropriate provisions in any Leases executed after the date of this Security Instrument) to prevent its employees, agents, and contractors, and all residents and other occupants from causing or permitting any Prohibited Activities or Conditions. Borrower shall not lease or allow the sublease or use of all or any portion of the Mortgaged Property to any resident or sublessee for nonresidential use by any user that, in the ordinary course of its business, would cause or permit any Prohibited Activities or Conditions.

(e)If an O&M Program has been established with respect to Hazardous Materials, Borrower shall comply in a timely manner with, and cause all employees, agents, and contractors of Borrower and any other persons encompassed by the O&M Program and present on the Mortgaged Property to comply with the O&M Program. All costs of performance of Borrower’s obligations under any O&M Program shall be paid by Borrower, and Lender’s out-of-pocket costs incurred in connection with the monitoring and review of the O&M Program and Borrower’s performance shall be paid by Borrower upon demand by Lender. Any such out-of-pocket costs of Lender which Borrower fails to pay promptly shall become an additional part of the Indebtedness as provided in Section 13; provided that so long as the Loan is insured by HUD, no advances made by Lender under this subsection (e) shall become an additional part of the Indebtedness unless such advances receive the prior written approval of HUD and provided further that unless approved by HUD, Lender shall have no obligation to make any such advances.

(f)Borrower represents and warrants to Lender that, except as previously disclosed by Borrower to Lender in writing:

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(1)	Borrower has not at any time engaged in, caused or permitted any Prohibited Activities or Conditions;

(2)	to the best of Borrower’s knowledge after reasonable and diligent inquiry, no Prohibited Activities or Conditions exist or have existed;

(3)
the Mortgaged Property does not now contain any underground storage tanks, and, to the best of Borrower’s knowledge after reasonable and diligent inquiry, the Mortgaged Property has not contained any underground storage tanks in the past. If there is an underground storage tank located on the Mortgaged Property that has been previously disclosed by Borrower to Lender in writing, that tank complies with all requirements of Hazardous Materials Laws;

(4)
Borrower has complied with all Hazardous Materials Laws, including all requirements for notification regarding releases of Hazardous Materials. Without limiting the generality of the foregoing, Borrower has obtained all Environmental Permits required for the operation of the Mortgaged Property in accordance with Hazardous Materials Laws now in effect and all such Environmental Permits are in full force and effect; no event has occurred with respect to the Mortgaged Property that constitutes, or with the passing of time or the giving of Notice would constitute, noncompliance with the terms of any Environmental Permit;

(5)
to the best of Borrower’s knowledge after reasonable and diligent inquiry, there are no actions, suits, claims or proceedings, pending or threatened, that involve the Mortgaged Property and allege, arise out of, or relate to any Prohibited Activities or Conditions; and

(6)
Borrower has not received any complaint, order, notice of violation or other communication from any Governmental Authority with regard to air emissions, water discharges, noise emissions or Hazardous Materials, or any other environmental, health or safety matters affecting the Mortgaged Property or any other property of Borrower that is adjacent to the Mortgaged Property that have not previously been resolved legally.

The representations and warranties in this Section 48 shall be continuing representations and warranties that shall be deemed to be made by Borrower throughout the term of the Loan, until the Indebtedness has been paid in full.

(g)Borrower shall promptly notify Lender in writing upon the occurrence of any of the following events:

(1)	Borrower’s discovery of any Prohibited Activities or Conditions;

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(2)
Borrower’s receipt of or knowledge of any complaint, order, notice of violation or other communication from any Governmental Authority or other person with regard to present or future alleged Prohibited Activities or Conditions or any other environmental, health or safety matters affecting the Mortgaged Property or any other property of Borrower that is adjacent to the Mortgaged Property; and

(3)	any representation or warranty in this Section 48 becoming untrue after the date of this Security Instrument.

Any such Notice given by Borrower shall not relieve Borrower of, or result in a waiver of, any obligation under this Security Instrument, the Note, or any other Loan Document.

(h)Borrower shall pay promptly the costs of any environmental inspections, tests or audits (“Environmental Inspections”) required by Lender in connection with any foreclosure or deed in lieu of foreclosure, or as a condition of Lender’s consent to any transfer under Section 21, or required by Lender following a reasonable determination by Lender that Prohibited Activities or Conditions may exist. Any such costs incurred by Lender (including the fees and out-of-pocket costs of attorneys and technical consultants whether incurred in connection with any judicial (appellate or otherwise) or administrative process or otherwise) which Borrower fails to pay promptly shall become an additional part of the Indebtedness as provided in Section 13; provided that so long as the Loan is insured by HUD, no advances made by Lender under this subsection (h) shall become an additional part of the Indebtedness unless such advances receive the prior written approval of HUD and provided further that unless approved by HUD, Lender shall have no obligation to make such further advances. The results of all Environmental Inspections made by Lender shall at all times remain the property of Lender and Lender shall have no obligation to disclose or otherwise make available to any party other than Borrower, and so long as the Loan is insured by HUD, to HUD, such results or any other information obtained by Lender in connection with its Environmental Inspections. Lender hereby reserves the right, and Borrower hereby expressly authorizes Lender, to make available to any party, including any prospective bidder at a foreclosure sale of the Mortgaged Property, the results of any Environmental Inspections made by Lender with respect to the Mortgaged Property. Borrower consents to Lender notifying any party (either as part of a notice of sale or otherwise) of the results of any of Lender’s Environmental Inspections. Borrower acknowledges that Lender cannot control or otherwise assure the truthfulness or accuracy of the results of any of its Environmental Inspections and that the release of such results to prospective bidders at a foreclosure sale of the Mortgaged Property may have a material and adverse effect upon the amount which a party may bid at such sale. Borrower agrees that Lender shall have no liability whatsoever as a result of delivering the results of any of its Environmental Inspections to any third party, and Borrower hereby releases and forever discharges Lender from any and all claims, damages, or causes of action, arising out of, connected with or incidental to the results of, the delivery of any of Lender’s Environmental Inspections.

(i)If any investigation, site monitoring, containment, clean-up, restoration or other remedial work (“Remedial Work”) is necessary to comply with any Hazardous Materials Law that has or acquires jurisdiction over the Mortgaged Property or the use, operation or improvement of

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the Mortgaged Property under any Hazardous Materials Law, Borrower shall, by the earlier of (1) the applicable deadline required by the Hazardous Materials Law or (2) thirty (30) days after Notice from Lender demanding such action, begin performing the Remedial Work, and thereafter diligently prosecute it to completion, and shall in any event complete the work by the time required by applicable Hazardous Materials Law. If Borrower fails to begin on a timely basis or diligently prosecute any required Remedial Work, Lender may, at its option, cause the Remedial Work to be completed, in which case Borrower shall reimburse Lender on demand for the cost of doing so. So long as the Loan is insured by HUD, no advances made by Lender under this subsection (i) shall become part of the Indebtedness as provided in Section 13 unless such advances receive the prior written approval of HUD and provided further that unless approved by HUD, Lender shall have no obligation to make any such advances.

(j)Borrower shall cooperate with any inquiry by any Governmental Authority and shall comply with any governmental or judicial order which arises from any alleged Prohibited Activities or Conditions.

(k)Borrower shall indemnify [if Borrower is located in a state that requires an indemnification agreement separate and apart from this Security Instrument, Borrower shall provide said indemnification agreement to Lender], hold harmless and defend (1) Lender, (2) any prior owner or holder of the Note, (3) the loan servicer, (4) any prior loan servicer, (5) the officers, directors, shareholders, partners, employees and trustees of any of the foregoing, and (6) the heirs, legal representatives, successors and assigns of each of the foregoing (each an “Indemnitee”, and collectively, “Indemnitees”) from and against all proceedings, claims, damages, penalties and costs (whether initiated or sought by Governmental Authorities or private parties), including fees and out of pocket expenses of attorneys and expert witnesses, investigatory fees, and remediation costs, whether incurred in connection with any judicial (including appellate) or administrative process or otherwise, arising directly or indirectly from any of the following except where the Mortgaged Property became contaminated subsequent to any transfer of ownership which was approved in writing by Lender (and so long as the Loan is insured or held by HUD, by HUD), provided such transferee assumes in writing all obligations of Borrower with respect to Prohibited Activities or Conditions:

(i)	any breach of any representation or warranty of Borrower in this Section 48;

(ii)	any failure by Borrower to perform or comply with any of its obligations under this Section 48;

(iii)	the existence or alleged existence of any Prohibited Activities or Conditions;

(iv)	the actual or alleged violation of any Hazardous Materials Law.

(l)Counsel selected by Borrower to defend Indemnitees shall be subject to the approval of those Indemnitees. However, any Indemnitee may elect to defend any claim or legal or administrative proceeding at Borrower’s expense.

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(m)Borrower shall not, without the prior written consent of those Indemnitees who are named as parties to a claim or legal or administrative proceeding (“Claim”), settle or compromise the Claim if the settlement (1) results in the entry of any judgment that does not include as an unconditional term the delivery by the claimant or plaintiff to Lender of a written release of those Indemnitees, satisfactory in form and substance to Lender; or (2) may materially and adversely affect Lender, as determined by Lender in its discretion.

(n)Borrower’s obligation to indemnify the Indemnitees shall not be limited or impaired by any of the following, or by any failure of Borrower or any guarantor to receive Notice of or consideration for any of the following:

(1)	any amendment or modification of any Loan Document;

(2)	any extensions of time for performance required by any Loan Document;

(3)	the accuracy or inaccuracy of any representations and warranties made by Borrower under this Security Instrument or any other Loan Document;

(4)	the release of Borrower or any other person, by Lender or by operation of law, from performance of any obligation under any Loan Document;

(5)	the release or substitution in whole or in part of any security for the Indebtedness; and

(6)	Lender’s failure to properly perfect any lien or security interest given as security for the Indebtedness.

(o)Borrower shall, at its own cost and expense, do all of the following:

(1)
pay or satisfy any judgment or decree that may be entered against any Indemnitee or Indemnitees in any legal or administrative proceeding incident to any matters against which Indemnitees are entitled to be indemnified under this Section 48;

(2)	reimburse Indemnitees for any expenses paid or incurred in connection with any matters against which Indemnitees are entitled to be indemnified under this Section 48; and

(3)
reimburse Indemnitees for any and all expenses, including fees and out-of-pocket expenses of attorneys and expert witnesses, paid or incurred in connection with the enforcement by Indemnitees of their rights under this Section 48, or in monitoring and participating in any legal (including appellate) or administrative proceeding.

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(p)In any circumstances in which the indemnity under this Section 48 applies, Lender may employ its own legal counsel and consultants to prosecute, defend or negotiate any claim or legal or administrative proceeding and Lender, with the prior written consent of Borrower (which shall not be unreasonably withheld, delayed or conditioned), may settle or compromise any action or legal or administrative proceeding. Borrower shall reimburse Lender upon demand for all costs and expenses incurred by Lender, including all costs of settlements entered into in good faith, and the fees and out of pocket expenses of such attorneys (including but not limited to appellate litigation) and consultants.

(q)The provisions of this Section 48 shall be in addition to any and all other obligations and liabilities that Borrower may have under applicable law or under other Loan Documents, and each Indemnitee shall be entitled to indemnification under this Section 48 without regard to whether Lender or that Indemnitee has exercised any rights against the Mortgaged Property or any other security, pursued any rights against any guarantor, or pursued any other rights available under the Loan Documents or applicable law. If Borrower consists of more than one entity, the obligation of those entities to indemnify the Indemnitees under this Section 48 shall be joint and several. The obligation of Borrower to indemnify the Indemnitees under this Section 48 shall survive any repayment or discharge of the Indebtedness, any foreclosure proceeding, any foreclosure sale, any delivery of any deed in lieu of foreclosure, and any release of record of the lien of this Security Instrument. Notwithstanding anything in Section 48 to the contrary, so long as the Loan is insured or held by HUD, indemnification costs and reimbursements to Lender or to any or all Indemnitees shall be paid only from the available proceeds of an appropriate insurance policy or from Surplus Cash (if applicable) or other escrow accounts.

(r)So long as the Loan is insured or held by HUD, all references to Lender in this Section 48 shall also be construed to refer to HUD as its interest appears (solely as determined by HUD) and all notifications to Lender must also be made to HUD and all Lender approvals and exercises of discretion by Lender under this Section 48 must first have the prior written approval of HUD, provided, that, so long as the Loan is insured or held by HUD, the reference to Lender as an Indemnitee shall be construed to refer to HUD, and Borrower’s obligations to indemnify HUD as an Indemnitee shall remain in effect in accordance with this Section 48, notwithstanding the termination or expiration of insurance of the Loan by HUD.

(s)To the extent any HUD environmental requirements or standards are inconsistent or conflict with the provisions of this Section 48, the HUD requirements or standards shall control so long as the Loan is insured or held by HUD.

49.COUNTERPART SIGNATURES. This document may be executed in counterpart.

50.STATE LAW REQUIREMENTS. [Add any State specific requirements for future advances, credit line or open end mortgages, or otherwise, as required.]

51.ATTACHED EXHIBITS. The following Exhibits are attached to this Security Instrument:

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Exhibit A    Description of the Land (required)

Exhibit B    Modifications to Security Instrument

IN WITNESS WHEREOF, Borrower has signed and delivered this Security Instrument or has caused this Security Instrument to be signed and delivered by its duly authorized representative, as a sealed instrument.

[SIGNATURES AND ACKNOWLEDGMENTS]

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EXHIBIT A

[LEGAL DESCRIPTION OF THE LAND]

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EXHIBIT B

Modifications to Security Instrument

The following modifications are made to the text of the Security Instrument of which this Exhibit is a part:

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